UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        February 6, 2008

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code                        (703) 329-6300

                    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  At a meeting on February 6, 2008, the independent directors of the Board of Directors of AvalonBay Communities, Inc. who are qualified to serve on the Compensation Committee (the “Independent Directors”) approved and ratified, as follows, determinations and recommendations of the Board’s Compensation Committee related to compensation arrangements for the executive officers who were named in the Summary Compensation Table of the Company’s proxy statement for its 2007 Annual Meeting of Shareholders (the “Named Executive Officers”):

The following awards of cash bonus, stock options and restricted shares for the Named Executive Officers were awarded in respect of 2007 performance:

	Cash Bonus	Stock Options	Restricted Shares

Bryce Blair	$803,722	82,322	20,081
Timothy J. Naughton	782,027	50,604	12,344
Thomas J. Sargeant	401,107	33,254	8,112
Leo S. Horey	303,106	18,796	4,585
Lili F. Dunn	265,913	9,565	2,333

These cash bonuses and long-term incentive awards were determined in accordance with the original methodology and goals that had previously been established and described in our April 5, 2007 proxy statement for the 2007 Annual Meeting of Stockholders with two modifications.  In its review and recommendation, the Compensation Committee adjusted the FFO measurement used in evaluating the achievement of goals so that bonuses and long-term incentive compensation were not impacted by a change by the Company during 2007 in its application of ground lease accounting.  The Committee determined that it would not be consistent with the intent and design of the bonus and long-term incentive programs to measure achievement of these goals without adjusting for the change in ground lease accounting.  The second modification was that, after review and discussion, including a review of Mr. Naughton’s performance, his role in the Company, and market-based information regarding the compensation of the second most senior position at comparable REITs, Mr. Naughton’s cash bonus and long-term incentive awards in respect of 2007 performance were adjusted upward, resulting in an increase of $250,000 cash, 9,036 options and 2,204 restricted shares above what his awards would otherwise have been.

All stock options awarded were options to purchase common stock at the closing price of the Company’s common stock on February 11, 2008, the third business day after the release by the Company of its 2007 earnings and 2008 outlook press release.  In accordance with a determination made by the Compensation Committee, unlike in previous years, all stock options awarded to an employee in 2008 and thereafter will vest automatically upon the employee’s departure from the Company due to death or upon termination without Cause or due to Disability (as such terms are defined in the Company’s 1994 Stock Incentive Plan, as amended). These vesting provisions are not a new benefit for Messrs. Blair, Naughton, Sargeant and Horey, as their employment agreements currently provide that options granted to them will contain these vesting provisions.  Therefore, of the Company’s Named Executive Officers, only Ms. Dunn will be affected by this general change in vesting provisions.  The revised option agreements provide that after such accelerated vesting the employee or his estate will have 12 months to exercise the vested options (or until the expiration date, if earlier).

For 2008, the following base salaries (effective March 8, 2008), cash bonus incentives, and long-term incentives were established for the Named Executive Officers:

	Base	Cash Bonus			Long-Term Incentive Dollar Value
	Salary	Threshold	Target	Maximum	Threshold	Target	Maximum
B. Blair	$823,368	$514,605	$1,029,210	$2,058,420	$2,000,100	$3,000,000	$3,999,900
T. Naughton	750,000	375,000	750,000	1,500,000	1,000,050	1,500,000	1,999,950
T. Sargeant	460,000	207,000	414,000	828,000	650,033	975,000	1,299,968
L. Horey	380,000	152,000	304,000	608,000	400,020	600,000	799,980
L. Dunn	330,000	115,500	231,000	462,000	206,677	310,000	413,323

The types of goals that will be used to determine the extent to which threshold, target or maximum performance are achieved during 2008 are not materially different from those used for determining 2007 performance.

ITEM 9.01	Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description
10.1	Form of AvalonBay Communities, Inc. Non-Qualified Stock Option Agreement.
10.2	Form of AvalonBay Communities, Inc. Incentive Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer

Date: February 12, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of AvalonBay Communities, Inc. Non-Qualified Stock Option Agreement.
10.2	Form of AvalonBay Communities, Inc. Incentive Stock Option Agreement.